                  Exhibit 99.1

Press Release

For immediate distribution

Breeze-Eastern achieves growth in 1st quarter fiscal 2016

Increase of $2.6 million in net income

•	Net sales increased by 11%: to reach $19.8 million.

•	Net income increased by $2.6 million: from $(0.2) million to $2.4 million, or $0.24 per diluted share.

•	The financial position remains very healthy and solid with net cash of $24.1 million, no debt and working capital of $59.4 million, for a current ratio of 4.7:1.

Whippany, New Jersey – July 29, 2015 -- “Breeze-Eastern (NYSE MKT: BZC) is off to a strong start in fiscal 2016 with a significant improvement in the quarter’s performance as a result of a favorable mix of new production and spare part sales and strong margins. Margins for the first quarter of fiscal 2016 exceeded last fiscal year first quarter mainly as a result of the product and customer mix within new production shipments, higher sales volume of spare parts and improved margins realized on spare part sales. The performance is also attributed to our cost containment practices,” indicated Brad Pedersen, President and Chief Executive Officer of Breeze-Eastern.

Mr. Pedersen continued, “We are pleased with our first quarter results during what has traditionally been a weak earnings period. Nevertheless, we do not expect this mix of sales to continue in future quarters. On the new product development front, the ramp up of our activities in Virginia continues to progress with the addition of newly-hired key employees”.

Sales

For the quarter ended June 30, 2015, Breeze-Eastern posted sales of $19.8 million, compared with $17.9 million for fiscal 2015 first quarter, an increase of 11%. The increase was mainly attributable to new production and spare part sales.

Net Income

Earnings grew from a net loss of $(0.2) million in the first quarter of fiscal 2015 to a net income of $2.4 million for the first quarter of fiscal 2016. Diluted earnings per share rose to $0.24 for the first quarter of fiscal 2016 from $(0.02) diluted loss per share for the corresponding quarter of fiscal 2015.  The improvement in net income year-over-year resulted primarily from higher sales volume, higher margins and lower expenses. The gross margin increased substantially (from 31.1% to 45.6%) from the same period of 2015 due to a significant amount of higher margin new production shipments, higher sales volume of spare parts and also from improved margins realized on spare part sales and engineering services. When excluding the executive transition costs of $0.5 million and the benefit from the environmental reserve reduction of $0.4 million recorded in the first quarter of fiscal 2015, earnings would have been $(0.1) million for the first quarter of fiscal 2015 or $(0.01) per diluted share. The items excluded from the Adjusted Net Income (Loss) calculations are listed in the “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income (Loss)” schedule found below. Also see “”Non-U.S. GAAP Financial Measures” below for more detail regarding our use of Adjusted New Income (Loss), which is a non-GAAP financial measure.

35 Melanie Lane ● Whippany ● New Jersey 07981

Tel:  (973) 602-1001 ● Fax:  (973) 739-9333 ● www.breeze-eastern.com

Breeze-Eastern Corporation – July 29, 2015

Fiscal 2016 First Quarter Earnings ReleasePage 2 of 6

Adjusted EBITDA

Adjusted EBITDA (as defined below) for the first quarter of fiscal 2016 amounted to $4.3 million, up $3.9 million over the corresponding quarter of fiscal 2015. The improvement in Adjusted EBITDA from $0.4 million in the first quarter fiscal 2015 to $4.3 million in the first quarter of fiscal 2016 resulted primarily from higher sales volume, higher margins and lower expenses. When excluding certain items for the purpose of better comparing operating performance from period to period, Adjusted EBITDA for fiscal 2015 would have been $0.5 million. Excluded items are presented in the “Reconciliation of Reported Net Income (Loss) to Adjusted EBITDA” schedule found below. Also see “Non-U.S.GAAP Financial Measures” below for more detail regarding our use of Adjusted EBITDA, which is a non-U.S.GAAP financial measure.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

SG&A expenses for the first quarter of fiscal 2016 decreased by 16% to $3.3 million, or 17% of sales, versus $4.0 million, or 22% of sales, for the same period last fiscal year. The first quarter of fiscal 2015 included the executive transition costs and the benefit from the environmental reserve reduction.

Bookings

Bookings in the first quarter of fiscal 2016 amounted to $13.8 million versus $18.5 million in the fiscal 2015 first quarter. The decrease experienced this fiscal year versus the same period last fiscal year is attributable to timing of different government orders.

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The Company will conduct a conference call at 10:00 AM EDT on Wednesday, July 29, 2015 with the following numbers:  (855) 875-7965 or (720) 634-2924 for international and passcode 72477339.

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We are pleased to introduce a mobile phone and tablet friendly Investor Relations site.  Visit http://phx.corporate-ir.net/Mobile.view?c=114678 from your mobile device or tablet for listen-only mode for the conference call.

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Breeze-Eastern Corporation (http://www.breeze-eastern.com) is a leading global designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems.  The Company employs approximately 165 people at its facility in Whippany, New Jersey and in Fredericksburg, Virginia.

Non–U.S. GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with Accounting Principles Generally Accepted in the United States of America (“U.S. GAAP”), the Company also discloses Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, other income/expense). The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance.  Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company's industry to evaluate performance and valuation.  The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).  The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under U.S. GAAP.  Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company's cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company's debt, and (iii) it does not reflect changes in, or cash requirements for, the Company's working capital.  Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above.  Accordingly, the Company focuses primarily on its U.S. GAAP results and uses Adjusted EBITDA only supplementally.  A reconciliation of Adjusted EBITDA to net income, the most directly comparable U.S. GAAP measure, for the three months ended June 30, 2015 and June 30, 2014 is shown in the tables below.

Breeze-Eastern Corporation – July 29, 2015

Fiscal 2016 First Quarter Earnings ReleasePage 3 of 6

In addition to disclosing financial results that are determined in accordance with Accounting Principles Generally Accepted in the United States of America (“U.S. GAAP”), we also disclose comparisons to non-U.S. GAAP financial measures for net income (loss) excluding  executive transition costs and the environmental reserve reduction (“Adjusted Net Income (Loss)”).  The presentation of non-U.S. GAAP financial measures is intended to enhance the usefulness of financial information by providing measures which management uses internally to evaluate our expenses and operating performance. We believe excluding the costs and benefits from certain transactions not considered by management to be part of the underlying operating business of the Company improves comparability of results among financial periods and the assessment of financial and business trends. It should be noted that the determination of whether to exclude a transaction involves judgment by management.  A reconciliation of Adjusted Net Income to net income, the most directly comparable U.S. GAAP measure, for the three month periods ended June 30, 2015 and June 30, 2014 is shown in the tables below.

Non-U.S. GAAP financial measures, including Adjusted Net Income, should not be viewed in isolation, are not a substitute for U.S. GAAP measures, and have limitations which include but are not limited to, excluding certain disclosed items which we do not consider to be representative of underlying business operations, but which disclosed items represent costs (benefits) to the Company.

A reader may find any one or all of these items important in evaluating our performance. Management compensates for the limitations of using non-U.S. GAAP financial measures by using them only to supplement our U.S. GAAP results to provide a more complete understanding of the factors and trends affecting our business. In evaluating these financial measures, the reader should be aware that we may incur expenses or receive benefits similar to those excluded in this presentation in the future.

For information:           Brad Pedersen

CEO, President, and Director

Phone:  973-602-1001

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: changes in business conditions, changes in applicable laws, rules and regulations affecting us in locations in which we conduct business, interest rate trends, a decline or redirection of the United States defense budget, the failure of Congress to approve a budget or continuing resolution, the termination of any contracts with the United States Government, changes in our sales strategy and product development plans, changes in the marketplace, developments in environmental proceedings that we are involved in, continued services of our executive management team, competitive pricing pressures, security breaches, market acceptance of our products under development, delays in the development of products, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States Government or other customers, determination by us to dispose of or acquire additional assets, events impacting the United States and world financial markets and economies; and such other factors that may be identified from time to time in our Securities and Exchange Commission ("SEC") filings and other public announcements including those specific risks disclosed under the caption “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2015. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Except as required by law, we assume no duty to update or revise our forward-looking statements.

Breeze-Eastern Corporation – July 29, 2015

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BREEZE-EASTERN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands of Dollars Except Share Data)

	Three Months Ended
	6/30/15	6/30/14

Net sales	$ 19,795	$ 17,919
Cost of sales	10,769	12,353
Gross profit	9,026	5,566

Selling, general, and administrative expenses	3,316	3,961
Engineering expense	1,827	1,825
Operating income (loss)	3,883	(220)

Interest expense	8	8
Other expense-net	68	29
Income (loss) before income taxes	3,807	(257)

Income tax provision (benefit)	1,421	(95)
Net income (loss)	$ 2,386	$ (162)

Basic earnings (loss) per share:	$ 0.24	$ (0.02)
Diluted earnings (loss) per share:	$ 0.24	$ (0.02)

Weighted average basic shares	9,842,000	9,715,000
Weighted average diluted shares	10,010,000	9,715,000

BALANCE SHEET INFORMATION

(In Thousands of Dollars)

	6/30/15	3/31/15

Cash	$ 24,128	$ 22,806
Other current assets	51,092	51,935
Total current assets	75,220	74,741
Fixed assets – net	5,505	5,698
Other assets	16,272	16,539
Total assets	$ 96,997	$ 96,978

Current portion of long-term debt and short term borrowings	$ -	$ -
Other current liabilities	15,842	18,267
Total current liabilities	15,842	18,267
Long-term debt	-	-
Other non-current liabilities	11,157	11,596
Stockholders' equity	69,998	67,115
Total liabilities and stockholders' equity	$ 96,997	$ 96,978

Breeze-Eastern Corporation – July 29, 2015

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Reconciliation of Reported Net Income (Loss) to Adjusted EBITDA

(In Thousands of Dollars)

	Three Months Ended
	6/30/15	6/30/14

Net sales	$ 19,795	$ 17,919
Cost of sales	10,769	12,353
Gross profit	9,026	5,566

Selling, general and administrative expenses	3,316	3,961
Engineering expense	1,827	1,825
Operating income (loss)	3,883	(220)

Add back: Depreciation and amortization	394	587
Adjusted EBITDA	$ 4,277	$ 367

Net income (loss)	$ 2,386	$ (162)
Income tax provision (benefit)	1,421	(95)
Depreciation and amortization	394	587
Interest expense	8	8
Other expense-net	68	29
Adjusted EBITDA	$ 4,277	$ 367

Executive transition expense	-	534
Environmental reserve reversal	-	(412)
Adjusted EBITDA with excluded items	$ 4,277	$ 489

Breeze-Eastern Corporation – July 29, 2015

Fiscal 2016 First Quarter Earnings ReleasePage 6 of 6

Reconciliation of Reported Net Income (Loss) to Adjusted Net Income (Loss)

(In Thousands of Dollars)

	Three Months Ended
	6/30/15	6/30/14

Income (loss) before income taxes	$ 3,807	$ (257)
Executive transition expense	-	534
Environmental reserve reversal	-	(412)

Adjusted income (loss) before income taxes	3,807	(135)
Income tax provision(benefit) (a)	1,421	(50)
Adjusted Net Income (loss)	$ 2,386	$ (85)

Adjusted earnings (loss) per common share:
Adjusted diluted net income (loss) per share	$ 0.24	$ (0.01)

Weighted-average diluted shares outstanding	10,010,000	9,715,000

(a)

Computed using the effective tax rate of 37.3% for the three month period ending June 30, 2015 and 37.0% for the three month period ending June 30, 2014, estimated to be applicable for the full fiscal year, which is subject to ongoing review and evaluation.

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